EXHIBIT 99.1

EchoStar Announces Spectrum Sale and Hybrid Mobile Network Operator (MNO) Agreement, Steps Toward Resolving Federal Communications Commission's (FCC) Inquiries

EchoStar to sell 3.45 GHz and 600 MHz spectrum licenses to AT&T for approximately $23 billion.

Boost Mobile will continue to compete in the U.S. wireless market as a hybrid MNO, offering subscribers connectivity through Boost Mobile’s cloud-native 5G core and AT&T’s cell sites.

Englewood, Colo., Aug. 26, 2025 – EchoStar has entered into a definitive agreement with AT&T to sell the company’s 3.45 GHz and 600 MHz spectrum licenses – a total of 50 MHz of nationwide spectrum – for approximately $23 billion, subject to regulatory approval. In addition, the companies have amended their network services agreement to create a hybrid mobile network operator (MNO) relationship. This transaction is part of EchoStar’s ongoing efforts to resolve the Federal Communications Commission’s (FCC) inquiries.

The license sale to AT&T will enable rapid deployment of the purchased spectrum to U.S. consumers across the country, as AT&T has the option to lease the spectrum, pending the closing of the spectrum sale. This arrangement benefits both AT&T and Boost Mobile subscribers.

“I’m enormously proud of the EchoStar team for deploying the world’s first Open RAN network in record time, despite industry skepticism and in the face of the many challenges raised by the COVID-19 pandemic,” said Charlie Ergen, co-founder and chairman, EchoStar. “EchoStar and Boost Mobile have met all of the FCC’s network buildout milestones. However, this spectrum sale to AT&T and hybrid MNO agreement are critical steps toward resolving the FCC’s spectrum utilization concerns.”

Through Boost Mobile’s hybrid MNO infrastructure, subscribers will continue to receive service from Boost Mobile’s cloud-native 5G core connected to AT&T’s leading nationwide network. While primary connectivity will be provided by AT&T’s towers, Boost Mobile subscribers will continue to have access to the T-Mobile network. Customers will experience no interruptions to service. As a result of this transaction, elements of Boost Mobile’s radio access network (RAN) will be decommissioned over time.

“This transaction puts our business on a solid financial path, further facilitating EchoStar’s long-term success, and enhancing our ability to innovate and compete as a hybrid network operator.

The proceeds of this transaction will be used for, among other things, retiring certain debt obligations and funding EchoStar’s continued operations and growth initiatives,” said Hamid Akhavan, CEO and president, EchoStar. “We continue to evaluate strategic opportunities for our remaining spectrum portfolio in partnership with the U.S. government and wireless industry participants.”

Closing of the proposed transaction will occur after all required regulatory approvals are received and other closing conditions are satisfied.

The operations of EchoStar’s other businesses, including DISH TV, Sling and Hughes, will not be impacted by this transaction.

About EchoStar Corporation

EchoStar Corporation (Nasdaq: SATS) is a premier provider of technology, networking services, television entertainment and connectivity, offering consumer, enterprise, operator and government solutions worldwide under its EchoStar®, Boost Mobile®, Sling TV, DISH TV, Hughes®, HughesNet®, HughesON™, and JUPITER™ brands. In Europe, EchoStar operates under its EchoStar Mobile Limited subsidiary and in Australia, the company operates as EchoStar Global Australia. For more information, visit www.echostar.com and follow EchoStar on X (Twitter) and LinkedIn.

©2025 EchoStar, Hughes, HughesNet, DISH and Boost Mobile are registered trademarks of one or more affiliate companies of EchoStar Corp.